UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOLDEN STAR RESOURCES LTD.

(Exact name of registrant as specified in its charter)

Canada	98-0101955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10901 West Toller Drive, Suite 300, Littleton, CO	80127-6312
(Address of Principal Executive Offices)	(Zip Code)

DEFERRED SHARE UNIT PLAN

(Full title of the plan)

John A. Labate	With a copy to:
Senior Vice President and Chief Financial Officer	Michelle H. Shepston
10901 West Toller Drive, Suite 300	Davis Graham & Stubbs LLP
Littleton, Colorado 80127-6312	1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(Name and address of agent for service)

303-830-9000	303-892-9400
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Common Shares (without par value)	7,500,000	$2.49	$18,675,000	$2,168.17
Rights to Purchase Common Shares (5)	—	—	—	—

(1)	Represents common shares of the Registrant, no par value per share (“Common Shares”), issuable pursuant to the redemption of deferred share units granted under the Registrant’s Deferred Share Unit Plan.
(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such indeterminable number of additional Common Shares that may become available for purchase pursuant to the plan in the event of certain changes in the outstanding Common Shares, including mergers, stock dividends, stock splits and reverse stock splits.
(3)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. Based on the average of the high and low prices of the Common Shares as quoted on the NYSE Amex on July 12, 2011.
(4)	The Amount of Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, which states that the adjusted fee for fiscal 2011 shall be $116.10 per $1 million of the maximum aggregate price at which such securities are proposed to be offered. The registration fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by .0001161.
(5)	The Rights are attached to and transferred with the Common Shares. The value attributable to the Rights, if any, is reflected in the value of the Common Shares.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this registration statement omits the information specified in Part I of Form S-8. We will deliver the documents containing the information specified in Part I to the participants in the plans covered by this registration statement as required by Rule 428(b). We are not filing these documents with the Securities and Exchange Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus for the plan that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Securities and Exchange Commission by the registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished.

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2010;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(c)	Our Current Reports on Form 8-K filed on March 10, 2011 and the Form 8-K/A filed on May 23, 2011; and

(d)	Our Registration Statement on Form 8-A, filed June 18, 2002, which contains a description of our capital stock.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

We have entered into agreements with our directors and officers indemnifying such directors and officers to the extent permitted by the Canada Business Corporations Act, or CBCA, and our by-laws. Our by-laws provide that we will indemnify any such person in such circumstances as the CBCA or law permits or requires.

Our ability to indemnify our directors and officers is governed by section 124 of the CBCA. Under this provision, we may indemnify a director or officer, a former director or officer or another individual who acts or acted at our request as a director or officer or in a similar capacity, of another entity (the “individual”) against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved by reason of their association with us or such other entity. However, we may not indemnify an individual unless the individual:

a. acted honestly and in good faith with a view to the best interests of our or such other entity for which the individual acted as director or officer or in a similar capacity at our request, as the case may be; and

b. in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

We may advance funds to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the amount advanced if the individual does not fulfill the conditions of sections (a) and (b) above.

With the approval of a court, we may indemnify an individual, or advance funds, in respect of an action by or on our behalf or by or on behalf of another entity to procure a judgment in our favor to which the individual is made a party because of the individual’s association with us or such other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills the conditions in clauses (a) and (b) above.

In addition to the right to indemnification set forth in the agreements with our directors and our by-laws, the CBCA provides that an individual is entitled to indemnification from us in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with us or such other entity, if the individual seeking indemnity:

a. was not judged by the court of other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

b. fulfills the conditions set out in clauses (a) and (b) above.

We maintain a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims based upon the acts or omissions of our directors and officers, including liabilities arising under the Securities Act, and also reimburses us for payments made pursuant to the indemnity provisions under the CBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See index of Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the

Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on the 13th day of July, 2011.

GOLDEN STAR RESOURCES LTD.

By:	/S/ THOMAS G. MAIR
Thomas G. Mair
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas G. Mair and John A. Labate, and each of them, his or her true and lawful attorneys-in-fact, proxy and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the U.S. Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such attorneys-in-fact, proxy and agent or any of his or her substitutes may lawfully do or cause to be done by virtue thereof. This Power of Attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CHRISTOPHER M.T. THOMPSON Christopher M.T. Thompson	Chairman of the Board of Directors	July 13, 2011

/S/ THOMAS G. MAIR Thomas G. Mair	President, Chief Executive Officer and Director (Principal Executive Officer)	July 13, 2011

/S/ JOHN A. LABATE John A. Labate	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 13, 2011

/S/ JAMES E. ASKEW James E. Askew	Director	July 13, 2011

/S/ ROBERT E. DOYLE Robert E. Doyle	Director	July 13, 2011

/S/ IAN MACGREGOR Ian MacGregor	Director	July 13, 2011

/S/ MICHAEL P. MARTINEAU Michael P. Martineau	Director	July 13, 2011

/S/ CRAIG J. NELSEN Craig J. Nelsen	Director	July 13, 2011

EXHIBITS

The following are filed at exhibits to this registration statement:

4.1	Incorporating Documents of the Company, including: Articles of Arrangement dated May 14, 1992, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated May 15, 1992; Certificate of Amendment dated May 15, 1992, with Articles of Amendment; Certificate of Amendment dated March 26, 1993, with Articles of Amendment; Articles of Arrangement dated March 7, 1995, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated March 14, 1995; Certificate of Amendment dated July 29, 1996, with Articles of Amendment; and Certificate of Amendment dated July 10, 2002, with Articles of Amendment (all incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on January 23, 2003); Articles of Amendment dated May 6, 2005 (incorporated by reference to Exhibit 3(i) of the Company’s Form 10-K for the year ended December 31, 2006)

4.2	Bylaws of the Company, including: Bylaw Number One, amended and restated as of April 3, 2002 (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 (Reg. No. 333-102225) filed on December 27, 2002); Bylaw Number Two, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003); and Bylaw Number Three, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003); Amendment No. 1 to Bylaw Number One, effective March 9, 2006 (incorporated by reference to Exhibit 3(ii) of the Company’s Registration Statement on Form S-3 (File No. 333-148296) filed on December 21, 2007)

4.3	Form of Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3/A (File No. 333-91666) filed on July 15, 2002)

4.4	Amended and Restated Shareholder’s Rights Plan dated as of May 6, 2010, between the Company and CIBC Mellon Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on May 12, 2010)

4.5	Deferred Share Unit Plan (incorporated by reference to Exhibit A to the Company’s Proxy Statement on Schedule 14A filed on April 1, 2011)

5.1	Opinion of Fasken Martineau DuMoulin LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this Registration Statement)